Exhibit 10.1

November 1, 2023

Claire Spofford

Dear Claire:

We are amending your Employment Agreement dated October 3, 2020 (the “Agreement”). These changes will take effect on February 15, 2024 (the “Effective Date”). Capitalized terms used in this letter (the “Amendment”) shall have the meanings given to them in the Agreement.

Section 3(c) Compensation is hereby deleted in its entirety and replaced with the following:

(c) Benefits and Perquisites. Executive shall be entitled to participate in the employee benefit plans and programs of the J.Jill Companies in accordance with the terms of such plans and programs and shall be entitled to the same perquisites as are made available to other senior executive employees of the J.Jill Companies. In addition, Executive will receive a housing stipend in the amount of Ninety Thousand Dollars ($90,000) per year for the first three (3) years of Executive’s employment. The three-year period shall be measured from Executive’s Start Date. Executive shall receive the yearly housing stipend in installments of Seven Thousand Five Hundred Dollars ($7,500), payable monthly in advance. After such three-year period, Executive will receive a housing stipend in an amount not to exceed One Hundred Fifty Thousand Dollars ($150,000) for the next one (1) year of Executive’s employment and a housing stipend in an amount not to exceed One Hundred Seventy Thousand Dollars ($170,000) for the following (1) year of Executive’s employment. This two-year period will begin February 15, 2024 and end February 14, 2026 during which time Executive shall receive the yearly housing stipend in installments of Seven Thousand One Hundred Dollars ($7,100) after taxes, payable monthly in advance. In addition, during the Term, Executive shall be entitled to reimbursement for expenses reasonably incurred in connection with an annual physical with a provider of Executive’s choice, and up to Twenty Five Thousand Dollars ($25,000) of professional fees incurred in connection with income tax planning and return preparation per year.

This Amendment shall be governed in all respects by, and construed in accordance with, the laws of the State of Delaware. The Parties hereby consent to the exclusive and sole jurisdiction and venue of the state and federal courts located in Delaware for the litigation of disputes not subject to arbitration and waive any claims of improper venue, lack of personal jurisdiction or lack of subject matter jurisdiction as to any such disputes.

By signing below, you are indicating that you agree with the terms of this Amendment and choose to accept this offer.

Sincerely,

Date: November 1, 2023	By:	/s/ Kathleen Stevens
Kathleen Stevens
Vice President General Counsel and Secretary

ACCEPTANCE:

I have read this letter and agree with the terms and conditions of my employment as set forth above.

Date: November 1, 2023	By:	/s/ Claire Spofford
Claire Spofford
Chief Executive Officer, President and Director